Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated August 14, 2008

Final Terms for Issuance

Issuer:  		Toyota Motor Credit Corporation

Security:		Floating Rate Medium Term Notes, Series B

Issuer Ratings:		Aaa/AAA

Cusip:			89233P2K1

Pricing Date:		August 14, 2008

Settlement Date:	August 19, 2008

Maturity Date:		September 15, 2009

Principal Amount:	$130,000,000
       			(may be increased prior to the Settlement Date)

Re-offer Price:		100.00%

Gross Underwriting Spread:  0.01%

All-in Price to Issuer:	99.99%

Net Proceeds to Issuer:	$129,987,000

Floating Rate Index:	1 Month LIBOR

Floating Rate Spread:	+ 2 basis points

Index Source:		LIBOR Telerate

Interest Payment Frequency:  Monthly

Initial Interest Payment Date:  September 15, 2008 (short first coupon
				interpolated between 2 week and 1 month
			        LIBOR)

Initial Interest Rate:		1 Month LIBOR determined on August 15, 2008
				+ 2 basis points,caccruing from
				August 19, 2008

Interest Payment Dates:	On the 15th of each calendar month and on the
       			Maturity Date

Interest Reset Dates:  	The same dates as each Interest Payment Date.
			For the avoidance of doubt, newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next
			Interest Payment Date

Interest Determination Dates:  Second London Banking Day preceding
			       each Interest Reset Date

Day Count Convention:	Actual/360

Business Day Convention:  Modified Following, adjusted

Business Days:		New York and London

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Banc of America Securities LLC

DTC Number:		#773

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated March 7, 2006 and prospectus supplement thereto dated March 7, 2006 relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.

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